EXHIBIT 23.02

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 3 to the Registration Statement (Form S-3 No. 333-103285) and related Prospectus of Concur Technologies, Inc. for the registration of 4,695,288 shares of its common stock and to the incorporation by reference therein of our report dated November 5, 2002, with respect to the consolidated financial statements and schedule of Concur Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Seattle, Washington

June 10, 2003